                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             ALLEGHANY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    APRIL 23, 1999 AT 10:00 A.M., LOCAL TIME
                            ------------------------

                          UNDERWRITERS RE GROUP, INC.
                               26050 MUREAU ROAD
                             CALABASAS, CALIFORNIA

    Notice is hereby given that the 1999 Annual Meeting of Stockholders of Alleghany Corporation (the "Company") will be held at Underwriters Re Group, Inc., 26050 Mureau Road, Calabasas, California, on Friday, April 23, 1999 at 10:00 a.m., local time, for the following purposes:

       1.  To elect three directors for terms expiring in 2002.

       2. To consider and take action upon a proposal to ratify the selection of KPMG LLP, independent certified public accountants, as auditors for the Company for the year 1999.

       3. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

    Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

    The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on March 1, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

    You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting at the meeting in person.

                                              By order of the Board of Directors

                                                       ROBERT M. HART
                                              Senior Vice President, General
                                                          Counsel
                                                          and Secretary

March 22, 1999                                                            (LOGO)

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152

                                PROXY STATEMENT
                            ------------------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 23, 1999

                            ------------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alleghany Corporation (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 1999 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 22, 1999.

     The Board of Directors has fixed the close of business on March 1, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 1999 Annual Meeting.

     On March 1, 1999, there were outstanding and entitled to vote 7,217,848 shares of Common Stock. The number of shares of Common Stock as of March 1, 1999, and the share ownership information provided elsewhere herein, do not include shares to be issued by the Company in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding, to be paid by the Company on April 26, 1999 to stockholders of record at the close of business on April 1, 1999.

                     SPIN-OFF OF CHICAGO TITLE CORPORATION

     On June 17, 1998, the Company distributed its shares of Chicago Title Corporation ("Chicago Title"), a holding company for the title insurance and real estate-related services business conducted by the Company's former subsidiary, Chicago Title and Trust Company, to the Company's stockholders on a pro rata basis. This spin-off was not taxable to the Company's stockholders based upon an Internal Revenue Service ruling received by the Company in March 1998. The financial services business conducted through Alleghany Asset Management, Inc. was not a part of the spin-off and remained with the Company.

                             PRINCIPAL STOCKHOLDERS

     As of March 1, 1999, approximately 35.9 percent* of the Company's outstanding Common Stock was believed to be beneficially owned by F.M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate or one or more beneficiaries of the estate of Ann Kirby Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, primarily through a number of family trusts.

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 1999 of certain persons believed by the Company to be the beneficial owners of more than five percent of such class of securities.

                                           AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                 --------------------------------------------------------------
                                    SOLE VOTING      SHARED VOTING POWER
NAME AND ADDRESS                 POWER AND/OR SOLE      AND/OR SHARED                  PERCENT
OF BENEFICIAL OWNER              INVESTMENT POWER     INVESTMENT POWER      TOTAL      OF CLASS
-------------------              -----------------   -------------------   -------     --------
F.M. Kirby.....................       293,571              627,967         921,538(1)     12.8
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963
Allan P. Kirby, Jr.............       567,782                   --         567,782(2)      7.9
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945
Grace Kirby Culbertson.........       141,097              252,106         393,203(3)      5.4
  Blue Mill Road
  Morristown, NJ 07960
Estate of Ann Kirby Kirby......       317,881              392,786         710,667(4)      9.8
  c/o Carter, Ledyard & Milburn
  2 Wall Street
  New York, NY 10005
Southeastern Asset Management,             (5)                  (5)        776,750(5)     10.8
  Inc..........................
  6075 Poplar Avenue Suite 900
  Memphis, TN 38119
Sasco Capital, Incorporated....            (6)                  --         466,846(6)      6.5
  10 Sasco Hill Road
  Fairfield, CT 06430
Franklin Mutual Advisers,             518,671                   --         518,671(7)      7.2
  Inc. ........................
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078

------------------

* See Note (4) on page 3.

---------------

(1) Includes 110,344 shares of Common Stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 432,231 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 195,736 shares held by trusts for the benefit of his children and his children's descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby held 183,227 shares directly.

(2) Includes 34,973 shares of Common Stock held by a child of Allan P. Kirby, Jr., as to which Mr. Kirby holds an irrevocable power of attorney; 305,655 shares held by a trust of which of Mr. Kirby is co-trustee and beneficiary; and 14,352 shares issuable under stock options granted pursuant to the Directors' Stock Option Plan and the Amended and Restated Directors' Stock Option Plan. Mr. Kirby disclaims beneficial ownership of the Common Stock held by his child. Mr. Kirby held 212,802 shares directly.

(3) Includes 41,886 shares of Common Stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 210,220 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 141,097 shares directly.

(4) Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to the Company, and had declined to supply information with respect to her ownership of Common Stock. Since her death, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to its ownership of the Company's Common Stock; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its Common Stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of the Company ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Common Stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 by Old Alleghany or the Company; if Mrs. Kirby, her estate and the beneficiaries of her estate had continued to hold in the aggregate 710,667 shares together with all stock dividends received in consequence through the date hereof, the beneficial ownership reported herein would have increased by 208,649 shares.

(5) According to an amendment dated February 4, 1999 to a Schedule 13G statement filed by Southeastern Asset Management, Inc. ("Southeastern"), an investment advisor, as of December 31, 1998, Southeastern had sole voting power over 444,357 shares, shared voting power over 239,101 shares and no voting power over 93,292 shares, for a total of 776,750 shares. Its dispositive power with respect to such shares was reported as follows: sole dispositive power over 537,649 shares and shared dispositive power over 239,101 shares. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern, joined in the filing of Southeastern's amendment to its
    Schedule 13G statement in the event that he could be deemed to be a controlling person of Southeastern as a result of his official positions with, or ownership of, its voting securities. Mr. Hawkins expressly disclaimed such control. Southeastern's amendment to its Schedule 13G statement indicated that all shares set forth therein were owned legally by clients of Southeastern and no such shares were owned directly or indirectly by Southeastern or Mr. Hawkins, both of whom disclaimed beneficial ownership of such shares. The statement also indicated that 239,101 shares over which Southeastern had shared voting power and shared dispositive power were owned by a series of Longleaf Partners Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended.

(6) According to an amendment dated February 8, 1999 to a Schedule 13G statement filed by Sasco Capital, Incorporated ("Sasco"), as of December 31, 1998, Sasco had sole voting power over 287,811 shares and sole dispositive power over 466,846 shares.

(7) According to an amendment dated January 29, 1999 to a Schedule 13G statement filed by Franklin Mutual Advisers, Inc. ("Franklin"), Franklin Resources, Inc. ("FRI") and Charles B. Johnson and Rupert H. Johnson, Jr., as of December 31, 1998, Franklin had sole voting power and sole dispositive power over 518,671 shares. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of FRI, and that, under Franklin's advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Messrs. Johnson were the principal shareholders of FRI, but beneficial ownership of the shares reported therein are not attributed to FRI or Messrs. Johnson because Franklin exercises voting and investment powers over such shares independently of FRI and Messrs. Johnson. Franklin disclaimed any economic interest or beneficial ownership of such shares.

                           1.  ELECTION OF DIRECTORS

     Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal in number as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. The Board of Directors currently consists of nine directors.

     Paul F. Woodberry, whose term expires this year, is retiring from the Board of Directors at age 71, and is not a nominee for election for an additional term. F.M. Kirby, Roger Noall and Rex D. Adams have been nominated by the Board of Directors for election as directors at the 1999 Annual Meeting, each to serve for a term of three years, until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Kirby and Noall were last elected by the stockholders of the Company at their Annual Meeting on April 26, 1996. Mr. Adams has been nominated by the Board of Directors to fill the vacancy resulting from Mr. Woodberry's retirement.

     Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the three nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1999 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     The following information includes the age, the year in which first elected a director of the Company or Old Alleghany, the principal occupation (in italics), and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 2000 or 2001.

Nominee for Election:                                     Chairman of the Board, Alleghany
F.M. Kirby                   [PHOTO of F.M. Kirby]        Corporation; director, World Minerals Inc.
Age 79                                                    Member of the Executive Committee.
Director since 1958
Nominee for Election:                                     Executive, KeyCorp (banking); director,
Roger Noall                  [PHOTO of Roger Noall]       Broadway & Seymour, Inc. and trustee, The
Age 63                                                    Victory Portfolios. Member of the
Director since 1996                                       Compensation Committee.


Nominee for Election:                                     Dean, Fuqua School of Business at Duke
Rex D. Adams                [PHOTO of Rex D. Adams]       University (education); Chairman, Centre
Age 59                                                    for Economic Policy Research, director,
                                                          Public Broadcasting Service,
                                                          Public/Private Ventures and trustee,
                                                          Committee for Economic Development and
                                                          Woods Hole Oceanographic Institution.

John J. Burns, Jr.                                        President, Alleghany Corporation;
Age 67                      [PHOTO of John J. Burns]      director, Burlington Northern Santa Fe
Director since 1968                                       Corporation, Chicago Title Corporation,
Term Expires 2000                                         Mineral Holdings Inc., World Minerals Inc.
                                                          and Underwriters Re Group, Inc. Chairman
                                                          of the Nominating Committee and member of
                                                          the Executive Committee.

Dan R. Carmichael                                         President and Chief Executive Officer,
Age 54                          [PHOTO of Dan R.          IVANS, Inc. (communications technology and
Director since 1993               Carmichael]             remarketer). Chairman of the Compensation
Term Expires in 2000                                      Committee and member of the Audit
                                                          Committee.

William K. Lavin                                    Financial Consultant; director, Chicago Title
Age 54                      [PHOTO of William K.    Corporation, Stratford Acquisition Corporation
Director since 1992                Lavin]           and Underwriters Re Group, Inc. Chairman of the
Term Expires in 2000                                Audit Committee and member of the Compensation
                                                    and Nominating Committees.
Allan P. Kirby, Jr.                                 President, Liberty Square, Inc.(investments);
Age 67                       [PHOTO of Allan P.     management of family and personal affairs;
Director since 1963             Kirby, Jr.]         director, Chicago Title Corporation. Chairman
Term expires in 2001                                of the Executive Committee.
                                                    Chairman and Chief Executive Officer of
Thomas S. Johnson                                   GreenPoint Financial Corp. and its subsidiary
Age 58                      [PHOTO of Thomas S.     GreenPoint Bank (banking); director, R.R.
Director since 1997 and           Johnson]          Donnelley & Sons Company and Online Resources &
for 1992-1993                                       Communications Corporation. Member of the Audit
Term expires in 2001                                Committee.
James F. Will                                       Chairman, President and Chief Executive
Age 60                    [PHOTO of James F. Will]  Officer, Armco Inc. (steel manufacturing and
Director since 1992                                 metals processing); Member of the Executive and
Term expires in 2001                                Nominating Committees.

     All of the foregoing persons have had the principal occupations indicated throughout the last five years, except as follows. Mr. Noall has been an Executive of KeyCorp since January 1, 1997. Mr. Noall served as Senior Executive Vice President and Chief Administrative Officer of KeyCorp from March 1, 1994 to December 31, 1996, and served in the additional positions of General Counsel and Secretary from September 1, 1995 to June 14, 1996. Prior to March 1, 1994, Mr. Noall was Vice Chairman of the Board and Chief Administrative Officer of Society Corporation (banking). Mr. Noall joined KeyCorp on that date upon the merger of Society

Corporation and KeyCorp. Mr. Adams has been Dean of Fuqua Business School since June 1, 1996. Mr. Adams served as Executive Vice President, Administration of Mobil Corporation (oil, gas and chemicals) prior thereto. Mr. Carmichael has been President and Chief Executive Officer of IVANS, Inc. since July 15, 1995 and Chairman since March 1997. Mr. Carmichael served as President and Chief Executive Officer of Anthem Casualty Insurance Group, Inc. (insurance) from February 1993 until July 15, 1995; he also was President and Chief Executive Officer of The Shelby Insurance Company (insurance) from June 1994 to July 15, 1995. Mr. Lavin served as Vice Chairman of the Board and Chief Executive Officer of Woolworth Corporation (retailing) from May 1994 to September 1994 and as Chairman of the Board and Chief Executive Officer prior thereto.

     F.M. Kirby and Allan P. Kirby, Jr. are brothers.

     The Board of Directors held eight meetings in 1998. Each director attended more than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served that were held in 1998.

     The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors. This committee held three meetings in 1998.

     The Audit Committee of the Board of Directors reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company and its subsidiaries, the arrangements for and the scope of the audits to be performed by them, and the internal audit activities, accounting procedures and controls of the Company and its subsidiaries, and reviews the annual consolidated financial statements of the Company and its subsidiaries. This committee held three meetings in 1998.

     The Compensation Committee of the Board of Directors reviews the annual recommendations of the chief executive officer and the Chairman of the Board concerning the compensation of officers of the Company and of the most highly paid employees of its division and makes recommendations to the Board of Directors with respect thereto; and reviews the annual adjustments proposed to be made to the compensation of the most highly paid officers of the Company's subsidiaries, reports to the Board of Directors with respect thereto, and makes such recommendations to the Board of Directors with respect thereto as the committee may deem appropriate. This committee, which held five meetings in 1998, also administers the Company's 1993 Long-Term Incentive Plan.

     The Nominating Committee of the Board of Directors screens candidates and makes recommendations to the Board of Directors as to persons to be nominated by the Board of

Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. This committee did not hold any meetings in 1998.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 1999 of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table below.

                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                           ------------------------------------------------------------------
                             SOLE VOTING       SHARED VOTING POWER
                            POWER AND SOLE        AND/OR SHARED                      PERCENT
NAME OF BENEFICIAL OWNER   INVESTMENT POWER     INVESTMENT POWER       TOTAL         OF CLASS
------------------------   ----------------    -------------------    -------        --------
F.M. Kirby...............      293,571               627,967          921,538(1)      12.76
Roger Noall..............        2,867                    --            2,867(2)       0.04
Rex D. Adams.............           --                    --               --            --
John J. Burns, Jr........       40,561                    --           40,561(3)       0.56
Dan R. Carmichael........        5,961                   204            6,165(2)(4)    0.08
William K. Lavin.........        7,358                    --            7,358(2)       0.10
Thomas S. Johnson........        1,496                    --            1,496(2)       0.02
Allan P. Kirby, Jr.......      567,782                    --          567,782(5)       7.85
James F. Will............        7,138                    --            7,138(2)       0.10
Paul F. Woodberry........        8,613                25,417           34,030(2)(6)    0.47
David B. Cuming..........       28,207                    --           28,207          0.39
Robert M. Hart...........        6,278                    --            6,278          0.09
Peter R. Sismondo........        3,233                   400            3,633          0.05

---------------

(1) See Note (1) on page 3.

(2) Includes 1,662 shares of Common Stock in the case of Mr. Noall, 5,110 shares of Common Stock in the case of Mr. Carmichael, 6,886 shares of Common Stock in the case of Messrs. Lavin and Will, 547 shares of Common Stock in the case of Mr. Johnson and 3,369 shares of Common Stock in the case of Mr. Woodberry, issuable under stock options granted pursuant to the Directors' Stock Option Plan and the Amended and Restated Directors' Stock Option Plan.

(3) Includes 726 shares of Common Stock owned by Mr. Burns's wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them. Also includes 7,681 shares of Common Stock representing the vesting of 7,681 performance shares in partial settlement of one-half of a special award of performance shares (as adjusted for stock dividends and to reflect the spin-off of Chicago Title) made to Mr. Burns in 1996. The payout in respect of the vested performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company, and will be made at such time one-half in shares of Common Stock and one-half in cash (based upon the fair market value of one share of Common Stock on the payout date for each performance share).

(4) Includes 212 shares of Common Stock owned by Mr. Carmichael's wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(5) See Note (2) on page 3.

(6) Mr. Woodberry will retire as a director of the Company this year and is not a nominee for an additional term. He is included in the above table pursuant to Securities and Exchange Commission rules.

     All nominees named for election as a director, directors and executive officers as a group (13 persons, including Mr. Woodberry) beneficially owned 1,627,053 shares, or 22.42 percent, of the outstanding Common Stock (adjusted to include shares of Common Stock issuable upon exercise of stock options); such nominees, directors and executive officers had sole voting and investment power with respect to 972,127 shares, shared voting and/or investment power with respect to 653,988 shares and no voting or investment power with respect to 938 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company has determined that, except as set forth below, no person who at any time during 1998 was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 1998. Such determination is based solely upon the Company's review of Forms 3, 4 and 5, and written representations that no Form 5 was required, submitted to it during or with respect to 1998. With regard to Ann Kirby Kirby who, prior to her death in 1996, was believed by the Company to be a beneficial owner of more than ten percent of the Company's Common Stock based on her Schedule 13D statement filed with the Securities and Exchange Commission in 1982, the Company had not received any reports from Mrs. Kirby regarding changes in her ownership of the Company's Common Stock, and the representatives of the estate of Mrs. Kirby have declined to supply information with respect to its ownership of the Company's Common Stock; therefore, the Company does not know whether she, her estate, or any beneficiary of her estate beneficially owned more than ten percent of its Common Stock during 1998 nor whether any such person was required to file reports required by
Section 16(a).

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an officer thereof receives an annual retainer of $26,000, payable one-half in cash and one-half in shares of the Company's Common Stock as more fully explained below, as well as $1,000 for each board meeting attended in person and $500 for each conference telephone meeting attended. In addition, the Chairman of the Executive Committee receives an annual fee of $25,000, and each other member thereof who is not an officer of the Company receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $4,500, and each other member thereof receives an annual fee of $3,600. The Chairman of the Compensation Committee receives an annual fee of $3,500, and each other member thereof receives an annual fee of $3,000. Each member of the Nominating Committee who is not an officer of the Company receives $1,000 for each meeting attended and $500 for each conference telephone meeting attended.

     Pursuant to the Directors' Equity Compensation Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives in May of each year his retainer for the following twelve-months' service as a director, exclusive of any per meeting fees, committee fees or expense reimbursements, payable one-half in shares of the Company's Common Stock, based on the market value (as defined in the plan) of such shares, and one-half in cash. On May 14, 1998, each eligible director received thirty-seven shares of Common Stock.

     Pursuant to the Amended and Restated Directors' Stock Option Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders of the Company, an option to purchase 1,000 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. On April 27, 1998, each eligible director received an option to purchase 1,000 shares of Common Stock at a price of $342.8125 per share. As a result of adjustments to reflect the spin-off of Chicago Title, such option became an option to purchase 1,641 shares at a price of $208.96 per share.

     Pursuant to the Non-Employee Directors' Retirement Plan, each person who has served as a non-employee director of the Company after July 1, 1990 is entitled to receive, after his retirement from the Board of Directors, an annual retirement benefit payable in cash equal to the annual retainer payable to directors of the Company at the time of such retirement. To be entitled to this benefit, the director must have served as such for at least five years, and must have continued so to serve either until the time he is required to retire by the Company's retirement policy for directors or until he has attained age 70. The benefit is paid from the date of the director's retirement from the Board of Directors until the end of a period equal to his length of service thereon or until his death, whichever occurs sooner.

     Each of the non-employee directors of the combined boards of the Company's former subsidiaries Chicago Title and Trust Company and Chicago Title Insurance Company was entitled to receive an annual retainer of $15,000 for his services as such, as well as $1,300 for the first board meeting held in January and $650 for each board meeting attended thereafter. In addition, each non-employee member of the Finance, Audit and Personnel Committees of these boards was entitled to receive $1,300 for the first committee meeting held in January and $650 for each committee meeting attended thereafter. Allan P. Kirby Jr. served on these boards and committees until July 15, 1998, and received a total of $15,300 for services in these capacities in 1998.

     Each of the non-employee directors of the Company's subsidiary Underwriters Re Group, Inc. ("URG") and its subsidiaries, including Messrs. Lavin and Woodberry, receives an annual retainer of $18,000 for his services as such, as well as $750 for each board meeting attended or conference telephone meeting attended. As chairman of the Audit Committee of the URG board, Mr. Lavin receives $1,500 for each committee meeting attended. Each non-employee member of the Compensation Committee of the URG board, including Mr. Woodberry, receives $750 for each committee meeting attended. In 1998, Mr. Lavin, who was elected to the URG board in August 1998, received a total of $6,750, and Mr. Woodberry received a total of $24,000, for services in these capacities. Mr. Lavin also received an additional $7,000 of directors' fees for time spent on URG accounting matters after joining the URG board and Audit Committee.

     Each of the non-employee directors of the Company's subsidiary Alleghany Properties, Inc. ("API"), including Mr. Woodberry, receives an annual retainer of $10,000 for his services as such. In addition, each non-employee member of the Executive Committee of this board, including Mr. Woodberry, receives an annual retainer of $15,000 for his services as such. In 1998, Mr. Woodberry received a total of $25,000 for services in these capacities. In addition, in 1995 the Company authorized the grant to Mr. Woodberry of a long-term incentive award equal to 1.5 percent of the proceeds in excess of $90 million from the sale of the real estate assets owned by API and its subsidiary. The payment of such incentive will be made twice a year commencing at the end of the year in which such proceeds exceed $90 million, which was the net book value of such assets at the time API acquired such assets in connection with the sale of the Company's former retail banking subsidiary. The incentive will be paid in shares of the Company's Common Stock (valued at $109.04 per share, which is equal to the book value per share of the Common Stock as of December 31, 1995, adjusted for the stock dividends paid in 1996 and 1997 and to reflect the spin-off of Chicago Title) or, in the discretion of the Compensation Committee, in a combination of Common Stock (as so valued) and cash in an amount not to exceed one-half of such payout. A maximum of 11,095 shares of Common Stock, as adjusted for stock dividends and the spin-off of Chicago Title, may be paid in respect of this incentive; any amount earned in excess of the value of 11,095 shares will be paid in cash. In the event that Mr. Woodberry is terminated as a director of API without cause after a change in control of the Company or after more than 50 percent of the book value of the real estate assets of API has been sold, the incentive shall be paid on the basis of the aggregate of (i) the cash proceeds and book value of non-cash proceeds realized to the date of his termination, plus (ii) the book value or appraised value (depending on the type of asset) of the real estate assets of API remaining unsold on the date of his termination. Mr. Woodberry also provides consulting services to the Company and certain of its subsidiaries and received $340,000 in respect of such services performed in 1998. Mr. Woodberry will retire as a director of the Company this year and is not a nominee for an additional term.

                             EXECUTIVE COMPENSATION

     The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 1998.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION
                               ----------------------------------    LONG-TERM
                                                     OTHER ANNUAL    INCENTIVE      ALL OTHER
NAME AND PRINCIPAL                         BONUS     COMPENSATION   PLAN PAYOUTS   COMPENSATION
POSITION                YEAR    SALARY      (1)          (2)            (3)            (5)
------------------      ----   --------   --------   ------------   ------------   ------------
John J. Burns, Jr.,...  1998   $800,000   $651,566     $23,643       $6,306,362(4)   $146,139
  President and chief   1997    655,750    400,964      12,029        1,171,965       111,835
  executive officer     1996    610,000    390,315       5,808        1,048,187        97,725

F.M. Kirby,...........  1998   $376,035   $     --     $14,973       $  793,690      $ 73,789
  Chairman of the       1997    354,750         --       8,181          540,080        62,629
  Board                 1996    330,000         --       6,905        1,225,910        57,391

David B. Cuming,......  1998   $360,188   $174,359     $13,171       $  846,858      $ 67,572
  Senior Vice           1997    339,800    166,656       7,489          576,845        58,704
  President             1996    316,100    134,452       4,586          586,622        51,963

Robert M. Hart,.......  1998   $360,188   $178,140     $ 5,498       $  846,858      $ 60,189
  Senior Vice           1997    339,800    168,057       4,182          576,845        55,605
  President, General    1996    316,100    181,445      40,350          586,622        51,029
  Counsel and
  Secretary

Peter R. Sismondo,....  1998   $175,483   $ 42,298     $ 2,251       $  433,680      $ 28,833
  Vice President,       1997    165,550     38,205       1,814          282,510        29,536
  Controller,           1996    154,000     31,572       1,491          286,210        24,707
  Assistant Secretary
  and Treasurer

---------------

(1) These amounts represent (i) bonuses earned under the Company's Management Incentive Plan, which is a short-term incentive plan designed to reward officers for achieving specified net earnings per share and/or individual objectives; (ii) for Mr. Burns in 1998, an additional amount representing the portion of his 1997 bonus opportunity dependent on his personal objectives, the assessment of which had been deferred pending completion of the spin-off of Chicago Title, equal to $40,096; (iii) for Mr. Hart in 1996, an additional amount representing an award of shares of Common Stock under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"), valued at $42,050.

(2) These amounts represent payments for reimbursement of taxes, including reimbursement of taxes incurred in respect of the awards of shares of Common Stock under the 1993 Plan, as described in Note (1) above, and the reimbursement itself.

(3) These amounts represent payouts in settlement of performance shares awarded under the 1993 Plan or the Company's 1983 Long-Term Incentive Plan (the "1983 Plan"). Performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan or 1983 Plan, as the case may be) in a four-year award period commencing with the year following that in which the performance shares were awarded; payouts have been made one-half in cash and one-half in Common Stock.

(4) This amount includes $4,585,542 in respect of 20,483 performance shares, as adjusted for stock dividends and to reflect the spin-off of Chicago Title, which constituted one-half of a special award of performance shares made to Mr. Burns under the 1993 Plan in 1996. These performance shares entitled Mr. Burns to a payout one-half in cash and one-half in Common Stock up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the closing market price of the Common Stock exceeding $312 for each of any 20 consecutive trading days ending on or before December 31, 1999 and occurring while Mr. Burns was chief executive officer of the Company. The goal was achieved in early 1998 prior to the spin-off of Chicago Title. Payout of 7,681 of these performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company.

(5) The 1998 amounts listed for Messrs. Burns, Kirby, Cuming, Hart and Sismondo include (i) savings benefits of $119,098, $56,272, $53,901, $53,901 and
    $26,260, respectively, credited pursuant to the Company's Deferred Compensation Plan; and (ii) benefits, valued at $23,875, $17,517, $10,505, $3,122 and $721, respectively, pursuant to Securities and Exchange Commission rules, of life insurance maintained by the Company on their behalf. Such life insurance policies provide a death benefit to an executive officer who is an employee at the time of his death equal to four times (or, in the case of Mr. Kirby, two times) the amount of such executive officer's annual salary at January 1 of the year of his death. The 1998 amounts listed for Messrs. Burns, Cuming, Hart and Sismondo also include compensation of $3,166, $3,166, $3,166 and $1,852, respectively, in respect of other insurance coverage.

                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 1998

                                                    PERFORMANCE
                                                      OR OTHER     ESTIMATED FUTURE PAYOUTS UNDER
                                NUMBER OF SHARES,   PERIOD UNTIL     NON-STOCK PRICE-BASED PLANS
                                 UNITS OR OTHER      MATURATION    -------------------------------
NAME                                RIGHTS(1)        OR PAYOUT     THRESHOLD   TARGET    MAXIMUM
----                            -----------------   ------------   ---------   ------   ----------
John J. Burns, Jr.............        6,535          1999-2002      $3,118      --      $1,247,368
F.M. Kirby....................           --                 --          --      --              --
David B. Cuming...............        2,699          1999-2002      $1,288      --      $  515,172
Robert M. Hart................        2,699          1999-2002      $1,288      --      $  515,172
Peter R. Sismondo.............        1,388          1999-2002      $  662      --      $  264,935

---------------
(1) These amounts represent performance shares awarded under the Company's 1993 Plan. These performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Maximum payouts will be made in respect of these performance shares only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) equals or exceeds 12 percent in the award period, measured from a base of $8.00 in respect of performance shares for the 1999-2002 award period. No payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. There is no estimated future target payout because under the 1993 Plan no performance target for these performance shares is specified.

                               PENSION PLAN TABLE

     The Company's Retirement Plan provides for designated employees, including all of its current executive officers, retirement benefits in the form of an annuity for the participant's life or, alternatively, actuarially equivalent forms of benefit, including a lump sum.

     The annual retirement benefit under the Company's Retirement Plan, if paid in the form of a life annuity to a participant who retires on reaching age 65 with 15 or more years of service, is equal to 52.7625 percent of the participant's average compensation, which is defined as the sum of (i) the highest average annual base salary over a consecutive three-year period during the last ten years of employment, plus (ii) one-half of the highest average annual bonus over a consecutive five-year period during the last ten years of employment; however, such benefit is reduced by 33.5 percent of his unreduced primary Social Security benefit and by 67 percent of his accrued benefit under a previously terminated retirement plan of the Company. (Annual base salary and annual bonus are the amounts that would appear in the salary and bonus columns of the Summary Compensation Table for the relevant years.) In the event a participant becomes totally disabled prior to retirement, such participant's annual base salary shall equal his annual base salary at the time of disability, and such participant's average annual bonus shall be based on the average over the five consecutive years (or lesser period of employment) prior to disability, each adjusted annually for inflation; such participant's period of disability will be treated as continued employment for all purposes under the Retirement Plan, including determining his years of service.

     Since the funds accumulated under the Company's Retirement Plan to provide for each participant's annual retirement benefit are currently taxable to each participant, the plan provides for the payment to the appropriate tax authorities as withholding tax on behalf of each participant of an amount equal to the income and employment tax liabilities imposed upon the participant by reason of his participation in the plan. As a result, benefits payable in the form of a lump sum are not taxable at the time of payment. Benefits payable in the form of an annuity are taxable in part; the Retirement Plan provides that such benefits will be increased to offset the impact of any such tax liability, and the estimated benefits set forth in the table below include an estimate of such increase.

     A participant may retire as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to age 65. The benefit payable to a participant who retires after age 65 is increased to reflect salary increases and additional years of service through the actual date of retirement and the decreased period over which the normal retirement benefit will be paid. The Retirement Plan also provides that a participant over age 65 who is still in the employ of the Company may elect prior to the actual date of retirement to receive the benefits to which he would have been entitled had he retired on the date of such election. Pursuant to this provision, Mr. Kirby elected in 1996 to receive his benefits under, and no longer participates in, the Retirement Plan.

     The following table shows the estimated annual retirement benefit payable under the Company's Retirement Plan (without giving effect to the Social Security offset or the offset for benefits accrued under the previously terminated retirement plan) to a participant who, upon retirement on December 31, 1998 at age 65, had achieved the average compensation and years of service indicated. The amounts shown assume payment in the form of a straight life annuity.

                                                  YEARS OF SERVICE
  AVERAGE                                      ----------------------
COMPENSATION                                      10       15 OR MORE
------------                                   --------    ----------
$  125,000...................................  $ 53,788     $ 80,682
   150,000...................................    64,546       96,819
   175,000...................................    75,303      112,955
   200,000...................................    86,061      129,091
   225,000...................................    96,819      145,228
   250,000...................................   107,576      161,364
   300,000...................................   129,091      193,637
   400,000...................................   172,122      258,183
   450,000...................................   193,637      290,456
   500,000...................................   215,152      322,729
   600,000...................................   258,183      387,274
   700,000...................................   301,213      451,820
   800,000...................................   344,244      516,366
   900,000...................................   387,279      580,919
 1,000,000...................................   430,310      645,466
 1,100,000...................................   473,341      710,012

     As of December 31, 1998, the credited years of service for Messrs. Burns, Cuming, Hart and Sismondo were 30.75, 22, 9 and 11, respectively. The average compensation of each of Messrs. Burns, Cuming, Hart and Sismondo for purposes of the Retirement Plan was $887,652, $410,692, $413,847, and $182,003,
respectively.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee of the Board of Directors are Dan R. Carmichael, William K. Lavin and Roger Noall. Mr. Carmichael was President and Chief Executive Officer of the Shelby Insurance Company from January 1987 to February 1993 and from June 1994 to July 15, 1995; the Company owned The Shelby Insurance Company from 1986 through 1991.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of the three non-employee directors whose names appear at the end of this report.

     An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly-qualified personnel. In performing its functions, the Compensation Committee in recent years has obtained and utilized information and advice furnished by a recognized national compensation consulting firm.

     Compensation paid to the executive officers of the Company in 1996, 1997 and 1998 consisted chiefly of salary, cash bonuses under the Management Incentive Plan which in large part were tied to the financial results of the Company, and payouts of cash and Common Stock under the Company's 1983 Plan and 1993 Plan* which were tied both to the price of the Common Stock and to the financial results of the Company. These compensation practices help to link the interests of the Company's executive officers with the interests of the Company's stockholders.

Annual Compensation

     Salary adjustments for executive officers are generally made annually, and are based on salaries for the prior year, executive salary movements nationally, individual performance, length of service and internal comparability considerations.

     Annual cash bonuses are paid to executive officers under the Company's Management Incentive Plan (except that Mr. Kirby did not receive any such bonuses in respect of 1996, 1997 or 1998). This plan is designed to reward officers for the achievement of specified corporate and/or individual objectives. Bonus opportunities for 1996 and 1998 were adjusted from the prior year in proportion to changes in salaries; bonus opportunities for 1997 were adjusted from the prior year at the rate of 10 percent, which was in excess of average salary increases of 7.5 percent from 1996. Bonus opportunities for executive officers of the Company as a percentage of salaries for 1998 ranged from 76 percent of salary for Mr. Burns to 25 percent of salary for the most junior executive officer of the Company, and are believed to fall at or below the median of prevailing practices in a broad cross-section of American industry reflecting the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation.

     For 1998, the portion of the cash bonus opportunities which depended on corporate objectives ranged from 80 percent of Mr. Burns's bonus opportunity to 50 percent of the cash bonus opportunity of the most junior executive officer of the Company. The corporate objective under the Management Incentive Plan was the achievement by the Company of a specified level of net earnings per share, which was based on the planned net earnings per share for the

---------------
* The 1993 Plan replaced, and is substantially similar to, the Company's 1983 Plan.

year as approved by the Board of Directors and included in the Alleghany Corporation Strategic Plan 1998-2002. Target amounts were to be earned if plan net earnings per share were achieved, and maximum amounts were to be earned at 110 percent of plan. For any amounts to be earned, net earnings per share were required to exceed 80 percent of plan. Pursuant to the terms of the Management Incentive Plan, the Company's 1998 net earnings per share were adjusted to include Chicago Title's net earnings in 1998 (exclusive of any compensation or other charges related to its spin-off from the Company in June 1998) to the extent not included in the Company's pre-spin-off net earnings and, as so adjusted, exceeded 110 percent of the plan for 1998; therefore, the maximum amounts were earned on that portion of the cash bonus opportunities that was dependent on corporate objectives.

     The remainder of the cash bonus opportunities of the executive officers of the Company for 1998 was based on achievement of individual objectives. Individual objectives for the executive officers of the Company (other than Mr. Burns) were determined, and the performance of such officers was assessed, by the chief executive officer. Individual objectives for Mr. Burns were determined, and his performance was assessed, by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chairman of the Board with respect thereto. Mr. Burns earned the maximum amount on that portion of his cash bonus opportunity for 1998 that was dependent on individual objectives as a result of the Company's acquisition of Venton Holdings Ltd. in October 1998.

     Determination of Mr. Burns's achievement of individual objectives for 1997, which constituted 20 percent of his cash bonus opportunity for that year, was deferred and assessed after the satisfaction of certain conditions to the spin-off of Chicago Title and, on the basis of such assessment, Mr. Burns earned 40 percent of the 1997 cash bonus opportunity dependent upon individual performance.

Long-Term Incentive Compensation

     In addition to annual compensation, the Company provides long-term incentive compensation to its executive officers pursuant to awards under the 1993 Plan (except that Mr. Kirby did not receive any such awards in 1996, 1997 or 1998). This plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over a period of time. Most of the long-term incentive awards to the Company's executive officers have been made in the form of performance shares, which entitle the holder thereof to payouts in cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Payouts generally have been made one-half in cash and one-half in Common Stock. Maximum payouts with respect to currently outstanding performance shares will be made only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) equals or exceeds 12 percent as measured from a specified base in the four-year award period commencing with the year following that in which the performance shares were awarded, and no payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. The Board of Directors and its Compensation Committee have provided for antidilution adjustments with respect to performance shares. The specified base Earnings Per Share is determined by reference to the projected earnings per share for the year in which the performance shares were awarded, as adjusted to eliminate certain non-recurring items. Subject to certain limitations, the Compensation Committee may provide for adjustments in the cash and/or Common Stock to be paid with respect to performance share awards in order to adjust for the effect upon Earnings Per Share of transactions of an extraordinary, unusual or non-recurring nature, capital gains, or any purchase, pooling of interests, disposal or discontinuance of any operations, change in accounting rules or practices, retroactive restatement of earnings, or the like. Pursuant to the provisions of the 1993 Plan, the Compensation Committee made appropriate adjustments in 1998 to outstanding performance share awards to reflect the spin-off of Chicago Title.

     In determining the number of performance shares awarded each year, the Compensation Committee has sought to achieve reasonable continuity in awards from prior years. Also, the Compensation Committee considers changes in salaries and the price of Common Stock. The number of performance shares awarded to an executive officer in 1998 for the 1999-2002 award period was determined by adjusting the prior year's award to reflect the increase in his salary from 1998 to 1999 and to reflect the decrease in the price of the Common Stock from late 1997 to late 1998 as a result of the spin-off of Chicago Title.

     In the case of the Company's most senior executive officers, long-term incentive compensation opportunities are believed to be close to the prevailing practices in a broad cross-section of American industry; in the case of the Company's most junior executive officer, such opportunity is believed to be somewhat more generous than such prevailing practices. The awards reflect the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation opportunities over short-term results and short-term incentive compensation opportunities.

Section 162(m) of the Internal Revenue Code of 1986

     The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m), which became effective for tax years beginning

January 1, 1994, disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." Those requirements include the establishment of objective performance goals by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of the performance goals under which the compensation is to be paid prior to payment of such compensation, and certification by the committee that the performance goals have been achieved. While the Compensation Committee believes that the Company should seek to obtain maximum deductibility of compensation paid to executive officers, the Compensation Committee also believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to retain and incentivize executive officers.

     The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of the Company and its stockholders, to cause awards of long-term incentive compensation to qualify as "performance-based compensation." To that end, the 1993 Plan was amended, and submitted to and approved by the stockholders of the Company at the 1995 Annual Meeting of Stockholders, so that compensation payable pursuant to certain long-term incentive awards under the 1993 Plan as amended may qualify for deductibility under Section 162(m). All of the performance shares awarded in 1998 to Messrs. Burns, Cuming, Hart and Sismondo described in Note (1) to the table relating to long-term incentive awards are intended to qualify as "performance-based compensation" for purposes of Section 162(m).

     The Compensation Committee does not currently intend to structure the annual cash bonuses under the Management Incentive Plan to comply with Section 162(m). Such bonuses do not meet the requirement of Section 162(m) that they be payable "solely on account of the attainment of one or more preestablished, objective performance goals," since in most cases such bonuses also have subjective performance goals. In addition, the performance goals under the Management Incentive Plan were not submitted for the approval of the stockholders of the Company, as required by Section 162(m). The Compensation Committee believes the annual cash bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize an executive officer's contribution.

     With respect to other compensation that may be paid to executive officers of the Company in the future, the Compensation Committee will consider the requirements of Section 162(m) and will make determinations based upon the best interests of the Company and its stockholders.

Other Benefits

     The Company also provides to its executive officers other benefits, such as retirement income, death benefits and savings credits, including those described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                                              Dan R. Carmichael
                                              William K. Lavin
                                              Roger Noall

                                              Compensation Committee
                                              of the Board of Directors

                               PERFORMANCE GRAPH

     The following graph compares for the years 1994-98 the cumulative total stockholder return on the Common Stock, the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the cumulative total return on the common stock of a group of "peer" issuers.

     The Company is a moderately diversified business enterprise with revenues currently generated by its operations in property and casualty reinsurance and insurance, industrial minerals, financial services and steel fasteners. Except for the steel fastener operations, all of these businesses are conducted through subsidiaries.

     "Peer" issuers for the Company are publicly held, diversified financial services companies which have been selected for their similarities to the Company in terms of lines of business, recent history of acquisitions and dispositions, holding company structure and/or concentration of ownership, although any "peer" issuer, in the Company's view, would be significantly different from other "peer" issuers and from the Company due to the individual character of its business.

     The Company has constructed a group of "peer" issuers which, in addition to the Company, consists of Loews Corporation, Old Republic International Corp., Transamerica Corporation, Lincoln National Corporation, American Financial Group, Inc. and Reliance Group Holdings, Inc.

Performance Graph

                                                        ALLEGHANY                    S&P 500                   PEER GROUP
                                                        ---------                    -------                   ----------
'1994'                                                   108.04                      101.32                       89.06
'1995'                                                   143.55                      139.40                      145.90
'1996'                                                   156.78                      171.40                      166.96
'1997'                                                   214.79                      228.59                      217.07
'1998'                                                   227.38                      293.91                      219.59

     The foregoing performance graph is based on the following assumptions: (i) any cash dividend is reinvested on the ex-dividend date in respect of such dividend; (ii) the two-percent stock dividends paid by the Company in each of the years 1994 through 1997 are included in the cumulative total stockholder return on the Common Stock; and (iii) total returns on the common stock of "peer" issuers are weighted by stock market capitalization at the beginning of each year. On June 17, 1998, the Company distributed its shares of Chicago Title to the Company's stockholders on a pro rata basis. Accordingly, of the five years shown in the above graph, four years and five and one-half months represent the performance of the Company prior to the spin-off and six and one-half months represent the performance of the Company after the spin-off. The graph accounts for the spin-off as though the market price of the spin-off was paid in cash and reinvested in Common Stock of the Company on the date of the spin-off.

             2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP, independent certified public accountants, as independent auditors for the Company for the year 1999. A resolution will be submitted to stockholders at the meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select KPMG LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection.

     The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

     KPMG LLP was Old Alleghany's independent auditors since 1947 and the Company's independent auditors since its incorporation in November 1984.

     It is expected that a representative of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

             3.  ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Nominating Committee of the Board of Directors will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors.

     The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at the Company's principal executive offices.

     In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 23, 1999 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 2000 Annual Meeting, scheduled for Friday, April 21, 2000.

                             ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 1999 Annual Meeting.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained Kissel-Blake Inc. to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $9,000 plus expenses.

                                              By order of the Board of Directors

                                                        ROBERT M. HART
                                              Senior Vice President, General
                                                          Counsel
                                                          and Secretary

March 22, 1999

PROXY                                                                      PROXY

                              ALLEGHANY CORPORATION

                   Proxy For Annual Meeting On April 23, 1999

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints F.M. Kirby, John J. Burns, Jr. and Robert
M. Hart proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at Underwriters Re Group, Inc., 26050 Mureau Road, Calabasas, California, on Friday, April 23, 1999 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.

      IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE


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                              FOLD AND DETACH HERE

                              ALLEGHANY CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


       A vote FOR Items 1 and 2 is recommended by the Board of Directors.


                                             For       Withheld       For All
                                             All          All         Except

1. Election of Directors
   F.M. Kirby   Roger Noall   Rex D. Adams   [ ]          [ ]           [ ]

Instruction: To withhold authority to vote for an individual nominee, write that nominee's name in the following space: ___________________________

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                                             For       Against        Abstain

2. Ratification of KPMG LLP as independent
auditors for the year 1999.                  [ ]         [ ]            [ ]


                                                     Dated: ______________, 1999

                                                     ___________________________
                                                       Signature

                                                     ___________________________
                                                       Signature

Please sign exactly as your name or names appear hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustees or guardian, etc., please give your full title.
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                              FOLD AND DETACH HERE